AMERICAN FUND ADVISORS, INC.

                                 CODE OF ETHICS


       The conduct of officers, directors, and employees of American Fund Advisors, Inc. ("AFA") on behalf of all registered investment companies and advisory accounts (the "Funds") is governed by one basic principle: the interests of the shareholders and investors of the Funds are paramount. The personal interests of the officers, directors, and employees must be subordinated to those of the shareholders and investors (collectively the "shareholders"). Thus, no AFA officer, director, or employee may make personal use of information available by reason of his or her position with AFA until after the Funds have acted upon the information. In addition, each investment opportunity which comes to the attention of any such officer, director, or employee and which is appropriate for consideration by any of the Funds must be first made available for the benefit of such Fund before the officer, director, or employee can take any personal advantage of the opportunity. A conflict between the interest of an individual and that of one of the Funds can arise when the individual by virtue of his or her association with AFA anticipates action on the part of the Fund and places himself or herself in a position to profit by the Fund's action. A conflict can also arise when an individual by reason of a pre-existing securities position in a personal account, has an interest in whether the Fund buys, sells or holds a particular security. The following guidelines are designed to assist those affiliated with AFA in their personal transactions by clearly specifying some, but not all, of the areas where personal investment transactions might raise questions of conflict with the best interests of the Funds and the shareholders.

       This Code of Ethics applies to everyone who is a director, officer, or employee, whether full- or part-time, of AFA.

        An employee ("associate") or person considered an associate under this Code of Ethics should observe the following rules:

1.     PRE-CLEARANCE FOR ALL TRADES
       - ALL ASSOCIATES AND FAMILY MEMBERS1

       Pre-clearance for Public Securities2:

1 For purposes of this Code, the term "family" or "family member" means an associate's "significant other", spouse or other relative, whether related by blood, marriage or otherwise, who either (i) shares the same home, or (ii) is financially dependent upon the associate, or (iii) whose investments are controlled by the associate. The term also includes any unrelated individual for whom an associate controls investments and materially contributes to the individual's financial support.

2 Excludes U.S. Government securities, bank CD's, commercial paper and open-end mutual funds and physical commodities other than gold.

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       Any personal trades, whether equity or debt, MUST be approved in advance.
       This requirement applies to all associates. The pre-clearance policy governs trades for all associates' personal accounts, those of a spouse, "significant other" or family members sharing a household, as well as all accounts over which the associate has discretion or gives advice or information. The procedures for pre-clearance are contained in a document attached to the Code of Ethics.

       YOU MAY NOT TRADE UNTIL CLEARANCE IS RECEIVED. Clearance approval is valid only for the date granted.

       Clearance for Private Placements:
       Clearance for purchase of private placement securities may be obtained by contacting the Review Officer3 in writing. The procedures for private placement pre-clearance are contained in a document attached to the Code of Ethics.

       Clearance of a private placement may be denied if the transaction would raise issues regarding the appearance of impropriety.


2.     BAN ON SHORT-TERM TRADING PROFITS

       Associates and their family members cannot profit from the purchase and sale or the sale and purchase of the same or equivalent securities held 91 or fewer days. A gift from an associate is considered a sale. Any profits realized on such short-term trades must be disgorged and contributed to a charity approved by the Board of Directors of AFA. This restriction assures that personal trading is for investment purposes. Any investments in an associate's or family member's account prior to the date of this Code are not subject to this ban.

3.     Purchase of Initial Public Offerings ("IPO's")

       No associate nor any member of his or her family acting on advice or information from the associate should purchase any newly issued or publicly-offered securities4 until the next business (trading) day after the offering date and after receipt of pre-clearance approval. No purchase should be at other than the market price prevailing on, or subsequent to, such business day. This restriction shall apply also to anyone with whom the associate or family member covered by this Code has any contract, understanding, relationship, agreement or other arrangement providing benefits substantially equivalent to those of ownership of the securities in question and to any owner of securities in which the associate or family member has the right to vest or revest title at once or at some future time , and also to any trust of which the associate or family member is an income beneficiary or remainderman and over which the associate or family member has any direct influence or control ("controlled trust").

3 "Review Officer" means the Chairman and President of AFA, or in his absence the Senior Vice President, or in their absence such person as the Chairman and President shall designate.

4 This provision applies to all initial public offerings except those defined in Footnote 2.

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4.     Proprietary Information

       Investment opportunities and ideas brought to AFA are considered proprietary to AFA and its Funds. Associates have an obligation to share any proprietary information in their possession with the investment staff prior to submitting a request for pre-clearance. All written credit or company reports produced by AFA are also considered proprietary. This information should not be used for personal trading until pre-clearance has been received.



       An associate cannot make available to others any information acquired solely by reason of his or her position with AFA even though the associate may have conflicting duties as a director, trustee or agent of another entity with portfolio management or investment responsibilities. Information not generally available and obtained through an associate's position is not available to another person or entity and may not be used in discharging duties to the other person or entity.

5.     Dealings with Brokers

       No associate nor any family member, controlled trust or nominee shall seek or accept favors or preferential treatment from securities brokers or dealers or other organizations with which AFA might transact business. Occasional participation in lunches, dinners, cocktail parties, sporting activities or similar gatherings conducted for business purposes is not prohibited. For the protection of both the associate and AFA, however, the appearance of a possible conflict of interest must be avoided. Caution is to be exercised in any instance in which business travel and lodging are paid for by other than AFA's funds. Associates, their family members, controlled trusts or nominees may subscribe to private offerings placed through a securities firm or to public offerings made to a restricted or limited number of investors, subject to the pre-clearance provisions in Section 1 and the initial public offering bar in Section 3. Compliance with Section 5 on Dealings with Brokers minimizes the basis for any charge that AFA associates use AFA's position to obtain for themselves issues and opportunities which otherwise would not be offered to them.


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6.     Reports

       Associates deemed to be "advisory representatives"5 and others so designated are required quarterly to file a report of individual security transactions not otherwise excepted. See exceptions set forth below.6 An advisory representative is not required to report transactions for an account over which the advisory representative has no direct or indirect influence or control. The report is due not later than 10 days after the end of each calendar quarter in which a transaction to which the report relates was effected and shall be filed with the Review Officer. To the extent not otherwise required by a Securities and Exchange Commission Rule or Regulation, the securities transaction reports will be kept confidential. The reports are required to be preserved for a period of not less than 5 years from the end of the fiscal year in which they are made and must remain in an easily accessible place for the first 2 years.

7. REPORT OF BOARD, TRUSTEE OR LEADERSHIP POSITIONS IN COMPANIES ISSUING SECURITIES

       Those deemed to be "advisory representatives" as noted in Section 6 must report promptly to the Review Officer for the Code of Ethics any board, trustee or leadership position the "advisory representative" holds in a private, public or private non-profit company which issues or plans to issue any security.

8.     ANNUAL DISCLOSURE OF PERSONAL HOLDINGS
          BY QUARTERLY REPORTING PERSONS

       All those deemed to be "advisory representatives" as noted in Section 6 must disclose all personal securities holdings upon commencement of employment and thereafter by March 15 for holdings as of December 31 of the prior calendar year.

5 The definition of "advisory representative" is contained in Rule 204-2(a)(12)(A) of the Advisers Act of 1940. "Advisory representatives" include any employee who makes any recommendation, who participates in the determination of which recommendation shall be made, or whose functions or duties relate to the determination of which recommendation shall be made; any employee who, in connection with his [or her] duties, obtains any information concerning which securities are being recommended prior to the effective dissemination of such recommendations or the information concerning such recommendations.

6 Securities exempted from individual security transaction reporting ("Quarterlies") are those which are direct obligations of the United States and shares of non-affiliated registered open-end investment companies.

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9.     BLACKOUT PERIOD FOR PORTFOLIO MANAGERS

       Portfolio managers are prohibited from buying or selling a security within seven calendar days before and after an investment company that he or she manages trades in that security. Any profits realized on trades within the proscribed periods are required to be disgorged and contributed to a charity approved by the Board of Directors of AFA. The names of portfolio managers subject to this provision will be submitted annually by the Review Officer and updated as needed.

10.    INSIDE INFORMATION

       All AFA associates are also subject to the Policy and Procedures of American Fund Advisors, Inc. Designed to Detect and Prevent Insider Trading.

INTERPRETATION AND ENFORCEMENT

       The Code of Ethics cannot anticipate every situation in which personal interests may be in conflict with the interests of the shareholders. Associates should be responsive to the spirit and intent of the Code as well as its specific provisions.

       When any doubt exists regarding any provision of the Code or whether a conflict of interest with shareholders might exist, the transaction should be discussed beforehand with the Review Officer for the Code of Ethics.

       The Code of Ethics is designed to detect and prevent fraud against fund investors, and to avoid the appearance of impropriety. To provide assurance that policies are effective, personal securities transaction reports will be monitored and checked against fund portfolio transactions by the Review Officer. In addition, other internal auditing procedures may be adopted from time to time.

       Violations of the Code will be referred by the Review Officer to the Board of Directors of AFA for review and appropriate action. Sanctions for violations could include fines, suspension or termination of the violator's position with AFA and/or a report to the appropriate regulatory authority.


       Adopted by the Board of Directors of American Fund
Advisors, Inc. on July 11, 1995.



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                          AMERICAN FUND ADVISORS, INC.

                                 CODE OF ETHICS
                            PRE-CLEARANCE PROCEDURES



         An employee ("associate") or person considered an associate under the Code of Ethics should observe the following procedures:

PRE-CLEARANCE FOR ALL TRADES
- ALL ASSOCIATES AND FAMILY MEMBERS1

Pre-clearance for Public Securities2:

         Any  personal  trades,  whether  equity or debt,  MUST be  approved  in advance. This requirement applies to all associates ("associates"). The pre-clearance policy governs trades for all associates' personal accounts, or those of a spouse, "significant other" or other family members sharing a household, as well as all accounts over which the associate has discretion or gives advice or information.

         Requests to pre-clear trades should be sent to the Review Officer prior to 4:30 p.m. (Eastern Time). All required information must be included. Associates will be notified by 11:00 a.m. the next business day as to whether clearance has been granted. The request must include:

     a. The associate's name and name of individual  trading, if different,
     b. Name of security and ticker symbol,
     c. CUSIP number,
     c. Whether sale or purchase, and
     e. If sale, date of purchase.

YOU MAY NOT TRADE UNTIL CLEARANCE IS RECEIVED. Clearance approval is valid only for the date granted.

Clearance for Private Placements:

         Clearance for purchase of private placement securities may be obtained by contacting the Review Officer in writing. The written request must include:

     a.  The associate's name,
     b.  The complete name of the security;

1 For purposes of these Guidelines, the term "family member" means an associate's "significant other", spouse or other relative, whether related by blood, marriage or otherwise, who either (i) shares the same home, or (ii) is financially dependent upon the associate, or (iii) whose investments are controlled by the associate. The term also includes any unrelated individual for whom an associate controls investments and materially contributes to the individual's financial support.

2 Excludes U.S. Government securities, bank certificates of deposit, commercial paper and open-end mutual funds.

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     c. The seller and whether or not the seller is one with whom the  associate does business on a regular  basis,
     d. Any potential conflict, present or future, with fund trading activity and whether the security might be offered as inducement to later recommend publicly traded securities for any fund; and
     e. The date of the request.

         Clearance of private placements may be denied if the transaction would raise issues regarding the appearance of impropriety.